Registration No. 33-___________



               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-3

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  ____________________________

                       OMNICOM GROUP INC.

            (Exact name as specified in its charter)

          New York                      13-1514814
(State or other jurisdiction of
incorporation or organization)          (IRS Employer Ident. No.)



                       437 Madison Avenue
                    New York, New York 10022
                         (212) 415-3600

  (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                   RAYMOND E. McGOVERN, ESQ.
                           Secretary
                       Omnicom Group Inc.
                       437 Madison Avenue
                   New York, New York  10022
                         (212) 415-3600

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

          Copies of all communications and notices to:

                    MICHAEL D. DITZIAN, ESQ.
                        Davis & Gilbert
                         1740 Broadway
                   New York, New York  10019
                         (212) 468-4800

          Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement comes effective.


          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]


                CALCULATION OF REGISTRATION FEE


                              Proposed       Proposed
Title of                      maximum        maximum
securities     Amount         offering       aggregate      Amount of
to be          to be          price per      offering       Registration
registered     Registered     share (1)      price (1)      fee


Common
Stock, $.50    58,466 shs.    $51.0625       $2,985,420     $1,030
par value


__________________

(1) Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c), on the basis of the market price per share on Friday, July 29, 1994.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION
Dated August 2, 1994



                 58,466 Shares of Common Stock
                        ($.50 Par Value)

                       OMNICOM GROUP INC.
                    _______________________


          This Prospectus relates to 58,466 shares of the Company's Common Stock heretofore issued to the persons listed as the Selling Shareholders as consideration in connection with the acquisition by the Company as more fully described herein, of a company engaged in the public relations business. Such shares of Common Stock are being offered for the respective accounts of the Selling Shareholders. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Shareholders. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being paid by the Company, except for costs of legal counsel for the Selling Shareholders.

                                (Continued on the Following Page)

                     _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     ______________________

          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                    _______________________

          The Date of this Prospectus is                  , 1994.

          The Company has been advised by the Selling
Shareholders that there are no underwriting arrangements with respect to the sale of such shares of Common Stock and that brokerage fees will be negotiated and paid by the Selling Shareholders in connection with any sale, which sales may be effected from time to time on the New York Stock Exchange at their prevailing prices, or in negotiated transactions. The Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended.

          The Company has agreed to indemnify certain of the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. The Selling Shareholders have severally agreed to indemnify the Company against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

          The Company's Common Stock is traded on the New York
Stock Exchange, Inc. under the symbol OMC. On Monday, August 1,
1994, the last reported sale price for such shares, as reported by the New York Stock Exchange, was $51.125 per share.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                     AVAILABLE INFORMATION

          The Company is subject to the informational
requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;

          (c)  The Company's definitive Proxy Statement dated
April 11, 1994; and

          (d) The description of the Company's Common Stock contained in the Registration Statement filed pursuant to Section
12 of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Raymond E. McGovern, Secretary, Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022 (Telephone: (212) 415-3600).


                          THE COMPANY

          The Company through its wholly and partially-owned companies, operates advertising agencies which plan, create, produce and place advertising in various media such as television, radio, newspaper and magazines. The Company offers its clients such additional services as marketing consultation, consumer market research, design and production of merchandising and sales promotion programs and materials, direct mail advertising, corporate identification, and public relations. The Company offers these services to clients worldwide on a local, national, pan-regional or global basis. Operations cover the major regions of North America, the United Kingdom, Continental Europe, the Middle East, Africa, Latin America, the Far East and Australia. In both 1993 and 1992, 52% of the Company's billings came from its non-U.S. operations.

          The Company was formed on August 29, 1986 in a merger of three major advertising agencies and certain of their subsidiaries. Today, the Company is the parent company of three separate, independent agency networks: the BBDO Worldwide Network, the DDB Needham Worldwide Network and the TBWA International Network. The Company also operates independent agencies, Altschiller Reitzfeld, and Goodby, Silverstein & Partners, and certain marketing service and specialty advertising companies through Diversified Agency Services Group.

          The principal executive offices of the Company are located at 437 Madison Avenue, New York, New York 10022. Its telephone number is (212) 415-3600.

                     SELLING SHAREHOLDERS

          Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated August 6, 1993 among Brodeur & Partners, Inc. ("Brodeur"), the shareholders of Brodeur (the "Selling Shareholders"), the Company and BPI Acquisition Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), the Company acquired Brodeur by way of merger. Of the Selling Shareholders, John Brodeur received 80,866 shares of Common Stock; and Andrea Carney, Peter Connell, and John Magaldi each received 4,756 shares of Common Stock.

          As consideration for the Merger, the Company paid the Selling Shareholders on the Closing Date a total of 95,134 shares of Common Stock of the Company. The Company also agreed to issue additional shares of Common Stock to the Selling Shareholders after the Closing Date, on or about May 15th in each of 1994, 1995 and 1996, based upon an agreed upon formula and depending on the results of operations of the surviving corporation of the merger contemplated by the Merger Agreement. Accordingly, on May 17, 1994, an interim payment of 58,466 shares of Common Stock was issued to the Selling Shareholders as follows: 49,694 shares of Common Stock to John Brodeur; 2,924 shares of Common Stock to each of Peter Connell, John Magaldi and Andrea Carney. Of such shares, 38,996 shares of Common Stock issued to John Brodeur and 2,294 shares of Common Stock issued to each of Peter Connell, John Magaldi and Andrea Carney were placed into escrow. All or a part of such escrowed shares of Common Stock will be paid to the Selling Shareholders in 1995 based upon an agreed upon formula and depending on the results of operations for Brodeur in 1993 and 1994. Any shares of Common Stock which are not earned by the Selling Shareholders under such formula will be returned to the Company.

          The Company has also agreed to protect the Selling Shareholders against certain declines in the value of the Common Stock received. To the extent that the net proceeds (after brokerage commissions) from the sale of the shares of Common Stock issued to the Selling Shareholders is less than the market value of the Common Stock upon the issuance of such shares to the Selling Shareholders, the Company will pay the Selling Shareholders in cash the amount of any such deficiency; provided that in each case the relevant sale is made within a certain period after the effective date of the registration statement covering such shares or, in certain cases, following the expiration of the holding period mandated by Rule 144 under the Securities Act, or in the case of the shares of Common Stock covered by this Registration Statement, for 90 days following the delivery of the shares of Common Stock out of escrow. Such protection shall be proportionately reduced if fewer than all shares of the Common Stock subject to such protection are sold during the period. The Company did not make any payments to the Selling Shareholders under these provisions with respect to the 95,134 shares issued on the Closing Date.

          As part of the transaction, the Company entered into a Registration Rights Agreement with the Selling Shareholders pursuant to which the Company agreed to file a Registration Statement on Form S-3 with the Securities and Exchange Commission, upon the Selling Shareholders' request; and it is pursuant to such request that this Registration Statement is being prepared and filed.

          None of the Selling Shareholders is currently an affiliate of the Company; and except for the positions held by Messrs. Brodeur and Connell and Ms. Carney as officers and employees of Brodeur, none of them has had a material relationship with the Company during the past three years.

          After giving effect to the sale contemplated by this Registration Statement, none of the Selling Shareholders will own shares of Common Stock of the Company, but each will be eligible to receive additional shares as described above.


                  DESCRIPTION OF COMMON STOCK

          Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders. All shares of Common Stock have equal rights and are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably upon liquidation in the assets available for distribution to stockholders. The Company is not aware of any restrictions on its present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by the Company and its subsidiaries, the Company is subject to certain restrictions on current ratio, ratio of indebtedness to capitalization, and the ratio of net cash flow to indebtedness. The Common Stock is not subject to call or assessment, has no preemptive conversion or cumulative voting rights and is not subject to redemption. The Company's shareholders elect a classified board of directors, and may not remove a director except by an affirmative two-thirds vote of all outstanding shares. A two-thirds vote is also required for the Company's shareholders to amend the Company's by-laws or certain provisions of the Company's charter documents, and to change the number of directors comprising the full board.

          The Company may issue Preferred Stock in series having whatever rights and preferences the Board of Directors may determine. One or more series of Preferred Stock may be made convertible into Common Stock at rates determined by the Board of Directors, and Preferred Stock may be given priority over the Common Stock in payment of dividends, rights on liquidation, voting and other rights. The Company has no current plans to issue any Preferred Stock. Preferred Stock may be issued from time to time upon authorization of the Board of Directors without action of the shareholders.

          The Company currently has outstanding $143,750,000 of 4.5%/6.25% Step-Up Convertible Subordinated Debentures with a scheduled maturity in 2000, which are convertible into Common Stock at a conversion price of $54.88, subject to adjustment in certain events.

          On June 1, 1994, the Company called for redemption on July 27, 1994, its $100,000,000 of 6.5% Convertible Subordinated Debentures (the "6.5% Debentures"). The 6.5% Debentures were convertible into Common Stock at $28.00. On July 27, 1994 all of the 6.5% Debentures were converted into Common Stock.

          Chemical Bank, 450 West 33rd Street, New York, New York
10001 is the transfer agent and the registrar of the Common
Stock.

          The Company mails to its stockholders annual reports containing audited financial statements.


                            EXPERTS

          The consolidated financial statements and schedules of Omnicom Group Inc. and its subsidiaries incorporated by reference in this Registration Statement, have been audited by Arthur Andersen & Co., independent public accountants, to the extent and for the periods indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as expert in giving said report.


                         LEGAL MATTERS

          Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for the Company by Raymond E. McGovern, Esq., 437 Madison Avenue, New York, New York 10022. Mr. McGovern is Secretary and General Counsel of the Company. Mr. McGovern owns an aggregate of 65,120 shares of Common Stock, $.50 par value, of the Company, holds an additional 10,500 shares of Common Stock under restricted stock awards, and has the right to purchase 62,750 shares of Common Stock upon the exercise of stock options granted by the Company.

                           PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

          Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

     Registration Fee                        $  1,030.00
     Legal Fees And Expenses                 $  4,000.00
     Miscellaneous Expenses                  $    500.00
                                             ___________
          Total                              $  5,530.00


Item 15. Indemnification of Directors and Officers.

          The Registrant's Certificate of Incorporation contains a provision limiting the liability of directors (except for approving statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors) to acts or omissions in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. The Registrant's By-Laws provide that an officer or director will be indemnified against any costs or liabilities, including attorneys fees and amounts paid in settlement with the consent of the registrant in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

          Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director, made or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, in addition, had no reasonable cause to believe that his conduct was unlawful.

          Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was a director of the corporation, or is or was serving at the request of the corporation as a director of officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines in its discretion, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

          Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

          The Company has entered into agreements with its directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. The Company also maintains and pays premiums for directors' and officers' liability insurance policies.

Item 16.  Exhibits.

          Exhibit
          Number         Description of Exhibit

          5         -    Opinion of Raymond E. McGovern, Esq. as
                         to the legality of the shares of Common
                         Stock registered hereunder.

          23.1      -    Consent of Arthur Andersen & Co.

          23.2      -    Consent  of  Raymond E. McGovern, Esq.
                         (included in Exhibit Number 5).

          24        -    Powers of Attorney of certain of the
                         Directors of the Registrant authorizing
                         Bruce Crawford or Raymond E. McGovern to sign this Registration Statement on their respective behalfs.


Item 17.  Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of
post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 1994.



                                   OMNICOM GROUP INC.
                                   Registrant

                                   By: /s/ Raymond E. McGovern
                                        Secretary





          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce Crawford and Raymond E. McGovern, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the following capacities on July 29, 1994:


/s/ Bruce Crawford
President and Chief Executive Officer and Director
(Principal  Executive Officer)


/s/ Fred J. Meyer
Chief Financial Officer and Director
(Principal Financial Officer)


/s/ Dale A. Adams
Controller
(Principal Accounting Officer)

John L Bernbach
Director


/s/ Bernard Brochand*
Director


/s/ Robert J. Callander*
Director


/s/ James A. Cannon*
Director


/s/ Leonard S. Coleman, Jr.*
Director


/s/ Peter Jones*
Director


/s/ John R. Purcell*
Director


/s/ Keith Reinhard*
Director


/s/ Allen Rosenshine*
Director


/s/ Gary L. Roubos*
Director


/s/ Quentin I. Smith, Jr.*
Director

/s/ Robin B. Smith*
Director


/s/ John Wren*
Director


/s/ Egon P.S. Zehnder*
Director


/s/ William G. Tragos *
Director


_________

 *By Raymond E. McGovern, pursuant to power of attorney

                      INDEX TO EXHIBITS



Exhibit Number      Description Of Exhibit

5                   Opinion of Raymond E. McGovern,
                    Esq. as to the legality of the
                    Common Stock registered hereunder

23.1                Consent of Arthur Andersen & Co.

23.2                Consent of Raymond E. McGovern, Esq.
                    (Included in Exhibit 5)

24                  Powers of Attorney of certain of the
                    Directors of the Registrant authorizing Bruce
                    Crawford or Raymond E. McGovern to sign this Registration Statement on their respective behalfs.